Exhibit 99.2

OriginClear Announces Three Year Strategic Plan Focused on Acquisitions

With its technology proven and in licensing, company now free to acquire profitable companies in the water treatment industry.

Los Angeles – August 18, 2015 – OriginClear Inc. (OTC/QB: OOIL), a leading provider of water treatment solutions, today announced that it has announced its three year strategic plan, which includes five or more acquisitions of water treatment service companies. The company published the plan as part of its latest presentation, “Today & Tomorrow – OriginClear and its Family of Companies”.

“Now that our technology is proven, we can focus on acquiring profitable companies in the fast-growing water treatment services sector,” said Riggs Eckelberry, OriginClear CEO. “With our first Definitive Agreement under our belt, we plan to continue to look selectively at additional candidates for the OriginClear Family of Companies™.”

Recently, OriginClear announced that it had signed a Definitive Agreement to acquire 100% of Dallas-based Progressive Water Treatment, a profitable systems integrator forecasting $6 million in 2015 revenues.

“We know that founders of successful water treatment businesses may have long-term exit or retirement concerns,” said Bill Charneski, OriginClear senior vice president. “By joining the OriginClear Family of Companies, they have an opportunity to own a piece of an established public company. And they will continue to operate under their existing brand, with support from us only as needed.”

OriginClear believes the way to ramp up an acquisition program successfully is to support and encourage collaboration among some of the most successful independent businessmen in the water business, and avoid the “central integration” trap.

The candidate company should have revenues of $5-20 million, with local and regional strengths. It should be service-intensive and customer-facing. For now, only US-based companies are being considered.

“The ideal company would be owned by the founders, there for the duration, and backed by a strong executive team” continued Charneski. “Anyone wanting to sell their company so they can retire should not apply. We want go-getters who want to help create a new game.”

The report “A Blue Revolution – Global Water,” based on views of 35 analysts covering 60 companies from 18 countries, stated that demand for water will outstrip supply 40 percent by 2030 and close to half of the world’s population will be living in water-stressed areas.

The report stated that the global water services industry is on pace to double its annual revenues to $1 trillion by 2020, largely driven by scarcity issues and growing demand for water treatment.

French water and waste company Veolia recently announced that it more than doubled its 2014 net profit in the first half of 2015.

“Veolia is the model for a company which grew through acquisitions,” said CEO Eckelberry. “Now there is a new opportunity to acquire a string of solid performers to create a new player focused on water treatment systems and services.”

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. OriginClear plans to provide systems and services to treat water through wholly owned subsidiaries in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we seek to strategically acquire profitable and well-managed water treatment companies, with the aim of expanding our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrochemistry, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear™, please visit our website at www.OriginClear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.   The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Sarah Mier

Antenna Group

415-977-1947

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com

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